Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 5, 2004, accompanying the consolidated balance sheet of Synergy Brands, Inc. and Subsidiaries as of December 31, 2003 and the related consolidated statements of operations, changes in stockholders' equity and comprehensive loss and cash flows for the years ended December 31, 2003 and 2002 included in the 2004 Annual Report on Form 10-K of Synergy Brands, Inc. and Subsidiaries which is incorporated by reference in this registration statement on Form S-3/A. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to use of our name as it appears under the caption "Experts".


/s/ GRANT THORNTON LLP
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GRANT THORNTON LLP
New York, New York
March 2, 2006